A G R E E M E N T


                                     BETWEEN


                              SANDERSON FARMS, INC.
                          (McCOMB PRODUCTION DIVISION)


                                       AND


             UNITED FOOD AND COMMERCIAL WORKERS, LOCAL 1529, AFL-CIO

                                 Affiliated with

                       UNITED FOOD AND COMMERCIAL WORKERS
                          INTERNATIONAL UNION, AFL-CIO








                          JULY 1, 2002 - JUNE 30, 2005

                                TABLE OF CONTENTS

ARTICLE                                                            PAGE
-------                                                            ----

1.                AGREEMENT                                           4

2.                RECOGNITION                                         4

3.                MANAGEMENT RIGHTS                                   5

4.                SHOP STEWARDS                                       5

5.                UNION BULLETIN BOARD                                6

6.                NO STRIKE - NO LOCK OUT                             6

7.                GRIEVANCE PROCEDURE                                 7

                           STEP 1                                     7

                           STEP 2                                     7

                           STEP 3                                     7

8.                ARBITRATION                                         8

9.                SENIORITY                                           9

10.               SENIORITY LIST                                     10

11.               HOURS OF WORK                                      12

12.               LEAVES  OF  ABSENCE                                13

13.               VACATIONS                                          14

14.               HOLIDAYS                                           15

15.               INSURANCE                                          17

16.               PROFIT SHARING - RETIREMENT                        17

17.               WAGES                                              17

18.               MISCELLANEOUS                                      18

19.               NO DISCRIMINATION                                  19

20.               COMPLETE AGREEMENT AND SEPARABILITY                20

21.               CHECK-OFF                                          20

22.               SUCCESSORSHIP                                      21

23.               DURATION OF AGREEMENT                              21

                  SIGNATURES                                         22

                                    ARTICLE 1.
                                    AGREEMENT

Section 1.1. This Agreement made and entered into this 1st day of July, 2002, by and between SANDERSON FARMS, INC. (McCOMB PRODUCTION DIVISION) at its Fernwood, Mississippi feed mill (hereinafter referred to as "Company"), and United Food and Commercial Workers, Local Union 1529, affiliated with United Food and Commercial Workers International Union, AFL-CIO (hereinafter referred to as the "Union"), representing the bargaining unit employees of the Company at its Feed Mill at Fernwood, Mississippi as certified in NLRB Case. No. 15-RC-8351.

Section 1.2. It is the intent and purpose of the Company and the Union to promote and improve labor management relations between them and to set forth herein the terms of agreement covering wages, hours, and conditions of employment to be observed.

Section 1.3. In consideration of mutual agreements between the parties hereto, and in consideration of their mutual desire in promoting efficient conduct in business and providing for the orderly settlement of disputes between them, the parties to this Agreement agree as follows:

Section 1.4. The Company agrees not to enter into any agreement or contract with its employees covered by this Agreement, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement. Any such agreement shall be null and void.

                                   ARTICLE 2.
                                  RECOGNITION

Section 2.1. The Company recognizes the Union as the certified bargaining representative (NLRB Case No. 15-RC-8351) for all feed mill employees and truck drivers at its Fernwood, Mississippi facility, excluding all guards, office clericals, confidential employees and supervisors as defined in the Act.

                                   ARTICLE 3.
                                MANAGEMENT RIGHTS

Section 3.1. Nothing in this Agreement shall be deemed to limit the Employer in any way in the exercise of the customary functions of management which are recognized as the Employer's exclusive responsibility, including, but not limited to, the right to plan, direct, and control operations, to utilize the services of contractors, to determine the number, size and location of its establishments, to close an establishment or departments thereof, to hire, to promote, to demote, and for proper cause to discipline, suspend or discharge, to assign and schedule work and transfer employees from one job or department to another, and to make and enforce reasonable rules and regulations relative to any and all of these matters or to the management of its operation, provided that the reasonableness of rules may be tested in the grievance procedure. The Employer shall be the exclusive judge of all matters pertaining to its operations and their scheduling and the methods, processes, equipment, means of operation and size of workforce.

Section 3.2. The Employer retains all prerogatives and rights of management and all privileges and responsibilities not specifically limited by this Agreement.

Section 3.3. If the sub-contracting of work usually performed by bargaining unit employees or partial or complete plant relocation will have the foreseeable effect of causing the layoff of any unit employee, the Company will give notice to the Union and the parties will negotiate on the effects of the layoff. It is further understood that none of the provisions of this Article shall have the effect to reduce or waive any rights of unit employees under the Worker Adjustment and Retraining Notification Act (WARN).

                                   ARTICLE 4.
                                  SHOP STEWARDS

Section 4.1. The Company recognizes the Union's right to designate shop stewards, not to exceed four (4) in number, two to a department and two per shift. One steward shall be designated chief steward. Alternates may be designated, but there shall be only one active steward in a department during each shift at any one time. The Union shall notify the Company in writing as to the names of the stewards. Newly hired employees will be introduced to the steward in their department and shift on the first day of employment.

Section 4.2. A representative of the Union shall be permitted to enter the Company's premises at reasonable times, provided such representative complies with all safety requirements and does not interfere with the operations of Company's business and shall make arrangements with the mill manager.

                                   ARTICLE 5.
                                UNION BULLETIN BOARD

Section 5.1. The Company will provide a bulletin board in the breakroom for posting union notices. All matters to be posted shall be of union matters such as meeting notices, information pertaining to union business and must be on union letterhead signed by a union representative.

                                   ARTICLE 6.
                             NO STRIKE - NO LOCK OUT

Section 6.1. For the duration of this Agreement, there shall be no strikes, stoppages, slowdowns, sympathy strikes, picketing, or other interruption of or interference with Company's operations.

Section 6.2. The Company shall not lock out employees for the duration of this Agreement.

Section 6.3. Neither the violation of any provisions of the Agreement, nor the commission of any act constituting an unfair labor practice, or otherwise made unlawful, shall excuse the employees, the Union, or the Company from their obligations under the provisions of this Article.

Section 6.4. An employee discharged or otherwise disciplined for violation of this Article, may seek review of such discipline through the grievance and arbitration procedures provided herein. In this event, the only question to be reviewed shall be whether or not the employee participated in the prohibited conduct.

                                   ARTICLE 7.
                               GRIEVANCE PROCEDURE

Section 7.1. Grievances arising under this contract are herein defined as a claim by a party to this Agreement or an employee covered by this Agreement that the Company or the Union has violated a provision of this Agreement.
                                     STEP I
         The employee shall discuss the grievance or complaint with the immediate supervisor within five (5) working days after the event giving rise thereto occurs, or within five (5) working days following the date on which the grievant had or reasonably would have had knowledge thereof. In the event the employee so requests, the appropriate steward shall be present at this step. The supervisor shall give an answer within five (5) working days after the grievance is received.
                                     STEP 2
         If there is no settlement in Step 1, the grievance may be presented by the employee and/or shop steward within five (5) working days from the date on which the supervisor's answer was given in Step 1. The grievance must be presented in writing to the feed mill manager and must state the following information:
         (a) name or names of employee or employees on whose behalf the grievance is filed; (b) the department or departments involved; (c) the date and time of the occurrence or discovery of the grievance; (d) the facts of the incident on which the claim is based; (e) the specific provision of this Agreement alleged to have been violated; (f) the remedy requested.
The feed mill manager shall give the Company's answer in writing within five (5) working days after the grievance is received by the feed mill manager. The absence of one or more of the above issues shall not prevent consideration of the grievance.
                                     STEP 3
         In the event the grievance is not settled in Step 2, then the grievance may be appealed in writing to the division manager or a designated representative by the Union to Step 3 within five (5) working days from the Company's answer in Step 2. The division manager or a designated representative shall give an answer in writing within five (5) working days from the date of the appeal. In the event the grievance is not settled then the aggrieved party or parties shall have the right to request arbitration.
         In the event a grievance arises on behalf of the Company, the matter shall be presented to the Union Business Agent in writing, who shall have seven
(7) days from the date of submission within which to endeavor to reconcile the grievance presented and shall give an answer in writing within that time. If not settled within that time, the aggrieved party or parties shall have the right to request arbitration.

Section 7.2. Discharge grievances shall be processed initially under Step 3 of the grievance procedure. The written grievance shall be filed with the division manager within five (5) working days following the date of discharge.

Section 7.3. A failure to observe the time limit specified herein for original presentation of a grievance or presentation in any subsequent step of the grievance procedure on the part of either the grievant or the Union shall be conclusive evidence that the grievance has been settled and abandoned.
         Failure on the part of the Company to comply with the time limits for delivering its answer in any step of the grievance procedure shall automatically advance the grievance to the next step of the grievance procedure.
         The time limits of the grievance procedure may be extended by mutual consent of the Union and the Company.

Section 7.4. The term "working days," under this Article, shall not include Saturdays, Sundays, or holidays.

Section 7.5. The Executive Board of the Union shall have the right to determine whether or not an employee's grievance is qualified to be submitted to arbitration by the Union.

                                   ARTICLE 8.
                                  ARBITRATION

Section 8.1. If a party to this Agreement desires to take a grievance to arbitration, it shall within fifteen (15) calendar days after the denial of the grievance, give written notice of his intention to the other party, together with a written statement of the specific provision or provisions of this Agreement at issue. If the matter is not scheduled with an arbitrator within 120 days after the Union's expression of its intent to arbitrate, the grievance shall be deemed waived and settled on the basis of the Company's last answer.

Section 8.2. The parties shall attempt to select an impartial arbitrator. If they are unable to agree upon a choice within seven (7) calendar days after the receipt of Notice of Intent to Arbitrate, either party may request the Federal Mediation and Conciliation Service to submit a list of seven (7) arbitrators, from which the arbitrator will be selected. Selection shall be made by the parties alternately striking any name from the list (the first to strike shall alternate from grievance to grievance) until only one (1) name remains. The final name remaining shall be the arbitrator of the grievance.

Section 8.3. The jurisdiction and the decision of the arbitrator of the grievance shall be confined to a determination of the facts and the interpretation or application of the specific provision or provisions of this Agreement at issue. The Arbitrator shall be bound by terms and provisions of the Agreement and shall have the authority to consider only grievances representing solely an arbitration issue under this Agreement. The arbitrator shall have no authority to add to, alter, amend, or modify any provision of this Agreement. The decision of the arbitrator in writing on any issue properly before the arbitrator in accordance with the provisions of this Agreement, shall be final and binding on the aggrieved employee or employees, the Union, and the Company.

Section 8.4. Multiple grievances shall not be heard before one arbitrator at the same hearing except by mutual agreement of the parties.

Section 8.5. The Union and the Company shall each bear its own costs in these arbitration proceedings, except that they shall share equally the fee and other expenses of the arbitrator in connection with the grievance.

                                   ARTICLE 9.
                                   SENIORITY

Section 9.1. Seniority is defined as the length of an employee's continuous employment in the bargaining unit at the Company's Fernwood, Mississippi feed mill since the last permanent date of employment. For those employed on the date of this Agreement, this shall include all continuous service with the Company.

Section 9.2. All newly hired or rehired employees shall be considered as probationary employees for a period of ninety (90) days during which period they shall not acquire seniority, and during which they may be discharged without recourse to the grievance and arbitration procedures provided herein. If retained as a regular employee upon satisfactory completion of the probationary period, seniority shall be retroactive to the first day of employment.

Section 9.3 In matters of promotion, consideration will be given to an employee's skill, ability, attendance, and seniority; and when, in the opinion of the Company, the factors other than seniority are relatively equal, seniority will be the deciding factor. In layoffs and recalls, seniority will prevail, provided the employees involved are relatively equal in ability and fitness to immediately perform the available work.

Section 9.4. An employee's seniority shall be lost and employment considered terminated by:

(a)      discharge for just cause;
(b) failure to return from layoff within five (5) working days after written notice by certified mail is sent by the Company to the employee's last known address on the Company's books.
         Actual notice to the employee of recall by any other means shall satisfy the terms of this provision;
(c)      voluntary termination of employment;
(d) failure to report after termination of a leave of absence approved by the Company in writing on the first scheduled day following the expiration of such leave of absence;
(e)      engaging in a gainful occupation while on leave of absence;
(f) absence from work for three (3) consecutive working days without notice to the Company, which shall be considered as a voluntary quit, unless notice was prevented by a cause beyond the control of the employee;
(g) separation from the Company's active payroll for any reason, exclusive of leaves of absence approved by the Company, for a period exceeding an employee's length of service in the Fernwood feed mill, or three (3) months, whichever is less.

Section 9.5. For the purposes of this Agreement, layoffs shall be classified as
(a) "short term" and (b) "long term". A short term layoff is a layoff which will not exceed ten (10) workdays in length. Short term layoffs may be made without regard to seniority. A long term layoff is a layoff which will exceed ten (10) workdays in length. Long term layoffs shall be made subject to Section 3 of this Article.

Section 9.6. All permanent job vacancies in premium rated classifications in the feed mill shall be posted for three (3) consecutive working days on the feed mill bulletin board. Employees in lower rated classifications desiring promotion to such jobs shall sign a bid sheet posted on the bulletin board. An employee who does not sign such bid sheet shall have no right to consideration for the vacancy. However, the fact that an employee did not sign the bid sheet will not preclude that employee's selection for the job by the Company if none of the signers is determined to be qualified. If no qualified employee bids on the posted position, the Company may fill the position in its discretion. If, after a reasonable period not to exceed thirty (30) days, the employee selected for the posted position achieves an acceptable level of performance, the employee shall receive the rate of the new position. If the employee fails to perform in an acceptable manner, such employee shall return to a job in their former classification, and the premium job shall be posted again. An employee who self-disqualifies shall not be eligible for bidding on a premium job for a period of six (6) months.

                                   ARTICLE 10.
                                 SENIORITY LIST

Section 10.1. Upon request at any reasonable time, the Company shall furnish to the Union a current seniority list. The list shall be seniority by department and shall include social security number, date of hire, rate of pay, current address, telephone number, and first and last names.

                                   ARTICLE 11.
                                  HOURS OF WORK

Section 11.1. The regular work week shall consist of five (5) days or forty (40) hours. This shall not be construed as a guarantee of any amount of hours or work. The basic work week shall be the seven (7) day period from 12:01 a.m. Sunday until midnight the following Saturday. Employees will be given at least one (1) calendar week's notice of any change by the Company of the payroll week.

Section 11.2. An employee who works more than forty (40) hours in any one week shall be paid at time and one-half the computed regular rate of pay for all hours in excess of forty (40).

Section 11.3. When employees are called to work a shift outside their regularly scheduled shift and report for work, or when they report to work at their regularly scheduled time, they shall be given the opportunity to work a minimum of three (3) hours or receive pay for same at the applicable hourly rate, except that no such pay shall be made when the plant cannot operate for reasons beyond the control of the Company, such as, but not limited to, strikes, utility failure, fire, flood, storms or other acts of God interfering with work, or a breakdown of machinery or equipment when the Company notifies the employees not to report to work at least four (4) hours prior to the scheduled time to work.

Section 11.4. When Saturday work will be required, employees shall be notified by the beginning of first shift on the Friday immediately preceding the Saturday work, or as soon as the Company knows such work will be required.

Section 11.5. Call in schedules for the weekend will be posted and rotated among all drivers on a weekly basis. Each week there will be 2 (two) drivers on the posted list. The first driver listed must call the Feed Mill by approximately 9:00 a.m. At this time, he will be advised of whether there are any loads to be delivered. The second driver on the list must call the Feed Mill by approximately 9:05 a.m. At this time, he will be advised of whether there are any loads to be delivered. If there are no loads to be delivered when the drivers call in, there will be no further requirement to call in by these drivers for the day.

                                   ARTICLE 12.
                                LEAVES OF ABSENCE

Section 12.1. An employee who has completed the probationary period may be granted, at the Company's discretion, a leave of absence without pay for a reasonable period of time, not to exceed one (1) month, for the following reasons:
         (a)      emergency personal business; and
         (b) Union business, upon written request by the Union's Representative, provided that no more than three (3) employees shall be on such leave simultaneously..

Section 12.2. Employees who have completed their probationary period are eligible for up to thirteen (13) weeks per year of unpaid family and medical treatment leave for the following reasons:

                  (a) Employee's serious health condition -- a medical certification will be required which states that the employee is unable to perform the functions of the employee's position.

                  (b) Family serious health condition -- spouse, parent, or child. A medical certification will be required stating the employee is "needed to care for the individual." (c) New child leave -- the birth, adoption or foster care placement by a state agency of a child, and, the need to care for the child; such leave may be prior to the actual birth or placement.

         The provisions of this Section shall be administered in accordance with the Family and Medical Leave Act of 1993 (FMLA).

Section 12.3. Employees who have completed their probationary period who lose actual work time in order to attend the funeral of a family member shall receive a paid funeral leave for time necessarily lost during the employee's regularly scheduled shift, provided the employee would have been scheduled and at work during that day. Said leave shall be up to three (3) days with pay for a deceased parent, spouse, child, brother, or sister and one (1) day for a deceased father-in-law, mother-in-law, grandparent, brother-in-law, sister-in-law, or grandchild. In order to receive pay under this Section, an employee must be actively working, must make application for such paid leave, and must attend the funeral. The Company may require satisfactory evidence of attendance at the funeral and the relationship of the deceased. Each day of paid funeral leave shall be computed in the same manner as holiday pay.

Section 12.4. If the Company has knowledge that an employee will be on family and medical leave, military leave, or an industrial injury leave for more than thirty (30) calendar days, the job will be posted and filled on a temporary basis within the department. When employees on leave under this Section return, they shall be immediately assigned to their old job; employees temporarily filling the job shall return to their regular jobs

Section 12.5. The Company shall pay each active employee who reports for jury duty the difference between pay up to eight times the hourly rate, as computed for holiday pay, for time actually lost and the juror's daily fee for each day the employee is required to serve on a jury. The employee must report to work during those days of his regularly scheduled shift during which the employee is not required to report for jury duty or be available at court for jury service. The employee must present proof of jury service and the amount of compensation received from the court.

Section 12.6. An employee who voluntarily enlists or is called into military service of the United States shall be reinstated upon the termination of his service in accordance with the laws of the United State and applicable state law in force at the time of such reinstatement.

                                   ARTICLE 13.
                                    VACATIONS

Section 13.1. Regular full-time employees shall be eligible for one (1) week's vacation after the first anniversary date of continuous employment, and after the anniversary date of each succeeding year.
         Employees shall be eligible for a second week of vacation after the second anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.
         Employees shall be eligible for a third week of vacation after the tenth anniversary date of continuous employment, and after the anniversary date of each succeeding year of continuous employment.
         Employees shall be eligible for a fourth week of vacation after the twentieth anniversary date of continuous employment and after the anniversary date of each succeeding year of continuous employment.

Section 13.2. To be eligible for a vacation, an employee must have worked sixteen hundred (1,600) hours during the preceding twelve (12) months or eighty
(80) percent of available hours for that period, whichever is less. Vacations and holidays not worked shall be considered time worked for purposes of this Section.

Section 13.3. Vacation pay shall be computed at forty (40) times feed mill employee's regular straight time hourly rate and forty (40) times $10.85 for drivers.

Section 13.4. Due consideration will be given employees' choice of vacation time, but all vacations scheduled are subject to the final approval of the Company in keeping with the Company's scheduling needs. In the event that two or more employees cannot be released at the same time, the employee with the longest service with the Company will be given preference. An employee who notifies the Company of a vacation choice thirty (30) days in advance shall not lose that vacation choice to another employee. Vacations may not be scheduled for periods of less than a week, except as provided herein, and all vacations must be taken within an anniversary year. An employee eligible for two or more weeks may schedule one week of that employee's vacation entitlement in increments of less than one week; provided, however, such time off must be scheduled at least two working days in advance and may not be used to excuse an absence on the day before or the day after a holiday.

Section 13.5. The Company reserves the right to schedule a shutdown for one (l) week in any year, which shall be treated as a vacation week for those employees entitled to vacation.

                                   ARTICLE 14.
                                    HOLIDAYS

Section 14.1.     The following shall be considered holidays:

                     New Year's Day                     Labor Day
                     Martin Luther King's Birthday      Thanksgiving Day
                     Memorial Day                       Christmas Day
                     July Fourth                        Birthday Holiday

         The birthday holiday shall be taken on the employee's birthday. If the birthday falls on a Saturday or Sunday, the holiday shall be taken on a day agreed upon by the Company and the employee within one week of the birthday.
         In the event any other holiday falls on a Saturday or Sunday, the Company will announce whether it will be observed on the Friday preceding or the Monday following the holiday. Such notice shall be given at least four (4) days in advance.

Section 14.2. All regular full-time employees who have completed their probationary period shall be paid holiday pay for each holiday enumerated above, provided they report for work and work all scheduled hours on the workday preceding and the workday next following the holiday, unless the employee was necessarily absent due to personal illness, supported by a doctor's certificate, or because of an emergency occurring to the employee or the employee's immediate family (meaning only spouse, children, or parents). No employee shall lose holiday pay because of missing no more than thirty (30) minutes on the workday before or the workday following the holiday.
         In any event, an employee must work at least one (1) day during the calendar week in which a holiday falls in order to be eligible for holiday pay, except the employee who is on vacation.

Section 14.3. Holiday pay shall be computed for feed mill employees at eight (8) hours at their regular straight time rate and for drivers eight (8) hours at $10.85 per hour.

Section 14.4. Employees required to work on a holiday shall be paid the amount provided above, in addition to their regular earnings for that day. Hours not worked on a holiday shall not be considered as work time in computing any additional compensation due under the overtime provisions of this contract.

Section 14.5. If an employee is required to work and fails to report or fails to work scheduled hours on a holiday, the employee shall forfeit holiday pay for that day.

Section 14.6. Employees on vacation during the week in which a holiday falls shall receive holiday pay.

                                   ARTICLE 15.
                                    INSURANCE

Section 15.1. The Company will provide a group insurance program for employees covered by this Agreement. The Company will continue to make contributions toward group health insurance premiums in the proportions described hereinafter. Employees shall pay the remaining costs of the insurance. Premium changes shall be shared in the proportion in effect at the time of change.

Section 15.2. Beginning on the effective date of this Agreement, the Company shall pay sixty (60%) percent of the cost of employee coverage only under the group insurance plan elected by an employee. On January 1, 2003, this contribution on employee coverage will increase to seventy (70%) percent and on January 1, 2004, it shall increase to seventy-five (75%) percent of the premium for employee coverage. Monthly contributions by the Company to family coverage shall remain at fifty (50%) percent of the premium for family coverage.

                                   ARTICLE 16.
                           PROFIT SHARING - RETIREMENT

Section 16.1. ESOP - Employees covered by this Agreement will continue to be covered by the Employee Stock Ownership Plan of Sanderson Farms, Inc. and Affiliates. Participation and benefits in the plan shall be in accordance with the provisions of that plan.

Section 16.2. 401(k) Plan - Employees covered by this Agreement shall continue to be eligible for participation in the Sanderson Farms, Inc. and Affiliates 401(k) Plan, as provided in the Plan, and shall be subject to the conditions provided by said Plan.

                                   ARTICLE 17.
                                      WAGES

Section 17.1. Wages shall be paid as provided in Appendix A attached hereto and made a part of this Agreement.

Section 17.2. Whenever a new job classification is created by the Company, or there is a change or merger of job classifications or the job content of job classifications, the Company will discuss the appropriate wage rate with the Union. If a mutually satisfactory rate cannot be agreed upon, the Company will set the rate. The Union may file a grievance on the rate, and the dispute shall be settled in accordance with the grievance and arbitration procedures of this contract

Section 17.3. In addition to the wage rates as provided in Appendix A, feed mill employees who have been continuously employed for five (5) or more years shall receive seniority pay of twenty (20) cents per hour, effective on their respective anniversary dates. Maintenance employees and drivers continuously employed for five (5) or more years will receive seniority pay of fifty (50) cents per hour. In computing incentive pay for drivers, seniority pay shall be an additional two (2) cents per mile on the appropriate mileage rate.

Section 17.4. Employees who have completed their probationary period and are temporarily assigned for one or more consecutive hours to perform the duties of an absent employee in a higher paid classification shall receive the rate of that classification while performing the duties of the classification. Employees who work at more than one pay rate during a week in which they earn overtime, shall receive overtime pay based upon an average of the rates earned during that week.

                                   ARTICLE 18.
                                  MISCELLANEOUS

Section 18.1. The Company shall maintain safe, sanitary, and healthy working conditions at all times, and employees will be required to cooperate in maintaining such conditions. Any complaints regarding safety or health shall be processed through the grievance and arbitration provisions of this Agreement.

Section 18.2. Employees shall follow all safety standards, rules and regulations, wear and use all prescribed protective equipment while at work, and report unsafe or hazardous conditions to supervisors.

Section 18.3. Any physical or mental examination request shall be promptly complied with by all employees covered by this Agreement; provided, however, the Company shall pay for all such examinations it requests of employees.

Section 18.4. The Feed Mill Safety Committee shall consist of members selected by the Company from both within and outside the bargaining unit. Length of service may be staggered to insure continued experienced participation. The Chief Steward of the Union shall be a permanent member. The Safety Committee shall perform whatever functions are assigned to help maintain effective communication of safety policies to employees and create and maintain active employee interests in safety. Duties shall include periodic meetings; on the job injuries, and safety related suggestions from any source; assistance in planning activities to stimulate employee interest in safety; and recommending corrective actions to facilitate safety related changes in work environment and work practices.

Section 18.5. It shall be the responsibility of all employees to keep the Company apprised of their current address, telephone number, marital status and number of dependents.

Section 18.6. It is the intent of the parties hereto that no provisions of this Agreement shall require either party to perform any act which shall be unlawful under any state or Federal statute.

                                  ARTICLE 19..
                                NO DISCRIMINATION

Section 19.1. The Company and the Union agree they will not discriminate against any person with regard to employment or Union membership or because of race, creed, color, sex, religion, age (within the meaning of the Age Discrimination in Employment Act), national origin, or disability (as defined in the Americans With Disabilities Act).

Section 19.2. Whenever masculine gender is used in this Agreement, it shall apply to the feminine gender.

                                   ARTICLE 20.
                       COMPLETE AGREEMENT AND SEPARABILITY

Section 20.1. Complete Agreement: The parties expressly declare that they have bargained between themselves on all phases of hours, wages, rate of pay, conditions of employment and working conditions, and that this contract represents their full and complete agreement without reservations or unexpressed understanding. Any aspect of hours, rates of pay, wages, conditions of employment and working conditions not covered by a particular provision of this agreement is declared to have been expressly eliminated as a subject for bargaining and during the life of this Agreement may not be raised for further bargaining in negotiations without written consent of all parties hereto.

         It is further understood and agreed that neither party hereto has been induced to enter into this Agreement by any representations or promises made by the other which are not expressly set forth herein, and that this document correctly sets forth the effect of all preliminary negotiations, understandings, and agreements, and supersedes any previous agreements, whether written or verbal. This contract constitutes the entire Agreement and understanding between the parties and shall not be modified, altered, change, or amended in any respect except on mutual agreement set forth in writing and signed by both parties.

Section 20.2. Separability: In the event any of the provisions of this Agreement are held to be in conflict with or in violation of any state or federal statute or other applicable law, administrative rule or regulation, such decision shall not affect the validity of the remaining provisions of the Agreement. The parties further agree that they will meet within thirty (30) days to re-negotiate the provisions of the Agreement held to be invalid, provided that
Article 6 shall remain in full force and effect during all such negotiations.

                                   ARTICLE 21.
                                    CHECK-OFF

Section 21.1. Payroll Deductions. The Company agrees to deduct regular weekly dues and/or initiation fees from the wages of the employees who individually and voluntarily authorize the Company in writing. The Company shall remit on a monthly basis the said dues to the Secretary-Treasurer of LOCAL UNION 1529, UNITED FOOD AND COMMERCIAL WORKERS UNION, AFL-CIO. A list showing the names of all employees (alphabetically) and their social security numbers from whom deductions were due, the amount deducted from each, and the date on which deductions were made will accompany the remittance of money collected. Such deductions shall be made from each weekly paycheck and shall be remitted to the Local Union within fifteen (15) calendar days after the last weekly deduction in the current month. If an employee has no wages due him on any weekly payday in any month, the deductions shall be made based upon the instructions received by the Company from the Union.

Section 21.2. The Company will make deductions from employees according to the signed Active Ballot Club check-off card, and the monies collected will be forwarded to the Secretary-Treasurer of U.F.C.W., Local 1529 by a separate check.

Section 21.3. The Union shall save the Company harmless against and from all claims, demands, suits or other forms of liability that arise out of or by reason of action taken or not taken by the Company in reliance upon or compliance with any provisions of this Article.

                                   ARTICLE 22.
                                  SUCCESSORSHIP

Section 22.1. In the event of a transfer, sale or assignment of the Company's facility, the Union will be notified no less than 90 days after completion of a transfer, sale or assignment or in accordance with federal laws.

Section 22.2. If a prospective buyer inquires, the Company will advise the prospective buyer of the existence of the collective bargaining agreement, and, upon request, furnish it a copy of the Agreement.

                                   ARTICLE 23.
                              DURATION OF AGREEMENT

Section 23.1. This Agreement shall remain in full force and effect from the 1st day of July, 2002 until the 30th day of June, 2005, and shall continue thereafter from year to year until either party to this Agreement desires to terminate this Agreement by giving written notice at least ninety (90) days prior to June, 2005, or at least ninety (90) days' written notice prior to any anniversary date thereafter. The parties to this Agreement shall endeavor to satisfactorily negotiate any contemplated change or execute a new Agreement during the ninety (90) day period, after proper notice in writing has been given as provided herein and above. Notice, as specified in this Article, shall be mailed via United States Certified Mail.

Section 23.2. Either party to this Agreement may reopen it for the purpose of negotiation of wages only as of July 1, 2003, and July 1, 2004. Said reopening shall be by giving written notice of the intent to reopen for such purpose to the other party at least sixty (60) days prior to July 1,2003, and July 1, 2004, respectively. Such notice shall be as provided in Section 1 of this Article.. In the event the parties have not reached agreement on wages on or before July 1, 2003, or July 1, 2004, respectively , the provisions of Article 6, Sections 6.1 and 6.2 shall be suspended and either party may resort to whatever economic sanctions it deems necessary to enforce its bargaining position on wages.

         IN WITNESS WHEREOF, the parties have hereunto signed their names this 16th day of July, 2002.

SANDERSON FARMS, INC.                              UNITED FOOD AND COMMERCIAL
(McCOMB PRODUCTION DIVISION)                       WORKERS, LOCAL 1529, AFL-CIO


/s/Edward Putnam                                     /s/Rick Slayton
/s/Grady L. Cutrer, Jr.                              /s/Bill Johnson
                                                     /s/George Varnado
                                                     /s/Brian K. White
                                                    /s/Richard E. Nobles, Sr.

                                  APPENDIX "A"
                                  WAGE SCHEDULE

                             EFFECTIVE JUNE 30, 2002

                                    FEED MILL

         Master Maintenance                $ 12.00
         Unloader - Mill                   $ 9.30
         Control Room Technician           $ 9.30
         Utility - Mill                    $ 8.40

         Newly hired employees shall receive a training rate of $6.35 per hour, which shall increase as follows: after 60 days, $7.25; after 6 months, $7.75; and, after one year, the amount shown above. Newly hired employees in premium classifications shall receive the rate of that classification when the employee demonstrates the ability to perform satisfactorily all the duties of the job.

                                FEED MILL DRIVERS

Payment by Load and Mileage
                                                   By Mile
         Load                                     Round trip miles
              Per Trip              $12.61      -   to  30                0.2436
              Per Trip - Split      $14.61       31 to  60                0.2317
                                                 61 to  90                0.2209
                                                 91 to 120                0.2111
                                                121 to 150                0.2065
                                                151 to 180                0.2011
                                                181 and above             0.1979

         Reclaim Driver                                                $10.35
         Holidays and vacations                                        $10.85
         Downtime (when downtime event exceeds one hour)               $ 9.25
         Training rate (until driver reaches incentive or end
            of probation, whichever is sooner)                         $ 9.25
         Seniority Pay: Load/Mile Pay - Additional                $ .02 per mile
         Seniority Pay: Hourly Pay - Additional                   $ .50 per hour
         Call In Pay - Weekend - Additional Load